Exhibit 99.1

Chimerix Announces Fourth Quarter and Full Year 2014 Financial Results

- Company to hold conference call at 8:30am ET today -

DURHAM, NC, March 6, 2015 - Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today reported financial results for the fourth quarter and full year 2014.

M. Michelle Berrey, MD, MPH, President and CEO of Chimerix, said, “The past year was one of significant growth and progress for Chimerix. As we look forward in 2015, we are focused on completing enrollment of the SUPPRESS trial of brincidofovir for the prevention of CMV, preparing for its expected NDA filing, and continuing our pre-launch initiatives. We are enrolling patients in our Phase 3 AdVise trial, and we are enthusiastic about our preliminary data that suggest a survival benefit in patients with adenovirus infection who received brincidofovir. We remain confident that there are significant additional opportunities for brincidofovir, with nearly 20 years of expected U.S. patent exclusivity, to pursue additional indications in multiple patient populations. Additionally, we plan to continue to develop additional compounds through our discovery platform, capitalizing on our experienced group of scientists, unique chemical library, and proprietary lipid conjugate technology.”

Recent Company Highlights

•	Phase 3 SUPPRESS Enrollment is Expected to be Completed in Summer 2015 and Data are Anticipated in Early 2016

The SUPPRESS trial of brincidofovir for the prevention of cytomegalovirus (CMV) in hematopoietic cell transplant recipients (HCT, also known as a bone marrow transplant), is over 80 percent enrolled, with full enrollment expected to be completed in the summer of 2015. Brincidofovir, if approved, would be the first and only drug for the prevention of CMV in HCT recipients. Patients undergoing HCT who have antibody evidence of prior CMV infection continue to have a higher mortality rate during the first year after transplant than patients who do not have evidence of prior CMV infection, an indicator of the inadequacy of the current approaches to CMV management and the need for a safe and effective agent that could prevent CMV infection. Secondary endpoints of SUPPRESS include the rates of clinical events caused by other dsDNA viruses such as AdV, BKV, and EBV, overall mortality, and multiple measures of healthcare utilization.

•	Interim Data from the Phase 3 AdVise Trial of Brincidofovir For Adenovirus Infection Suggests Improved Survival Compared to Historical Reports

The Phase 3 AdVise trial began enrolling patients in March 2014. Patients with localized or disseminated adenovirus infection receive brincidofovir for 12 weeks and are followed for a minimum of 12 weeks after they complete treatment. Preliminary results showed a mortality rate of 37% (20 of 54) amongst allogeneic HCT recipients with disseminated disease; this mortality rate has clinical implications for the potential utility of brincidofovir in these patients, given published mortality rates of up to 80 percent for allogeneic transplant recipients with disseminated adenovirus disease.  Notably, the allogeneic transplant recipients who began brincidofovir with localized or asymptomatic adenovirus infection had an observed mortality rate of 11 percent (2 of 18 subjects).  Median observation in this analysis was 10 weeks following the first dose (range: 1 to 34 weeks). In addition to these important clinical outcomes, a median decrease of greater than 99 percent in the amount of AdV in the blood (or decreased to undetectable levels) was observed in the majority of patients. Over half of the patients enrolled in AdVise had more than one dsDNA viral infection at the time of enrollment. These results were consistent with the results observed in the first 45 subjects in the AdVise trial as presented at the October 2014 annual Infectious Disease Society of America meeting (IDWeek®).

•	Patent for Brincidofovir Composition of Matter Extends Exclusivity to 2034

The United States Patent and Trademark Office issued a patent to Chimerix in February 2015 covering a method of synthesis and the commercial morphic form of brincidofovir.  With the addition of this most recent patent, composition of matter coverage for brincidofovir in the U.S. is extended into 2034.

•	Phase 3 Clinical Trial of Brincidofovir in Kidney Transplant Recipients is Expected to Begin in Second Half 2015

The proposed Phase 3 trial is designed to assess brincidofovir compared to valganciclovir in high-risk kidney transplant recipients. The primary objective of the trial is to demonstrate the impact of both antivirals on the rate of CMV infection. In addition, a trial of brincidofovir in this population would provide an opportunity to evaluate brincidofovir’s activity against BK virus, a polyoma virus that is a leading cause of kidney injury in this patient population. Preservation of kidney function is closely correlated with long-term graft survival; although there have been improvements over the last two decades, 10-year kidney graft survival remains less than 50 percent.

Fourth Quarter 2014 Financial Results

Chimerix reported a net loss of $20.2 million, or $0.52 per basic and diluted share, for the fourth quarter of 2014. During the same period in 2013, Chimerix recorded a net loss of $8.2 million, or $0.31 per basic and diluted share.

Revenues for the fourth quarter of 2014 increased to $1.2 million, compared to $879,000 for the same period in 2013, due to an increase in the fourth quarter of 2014 in reimbursable expenses associated with Chimerix’s ongoing contract with the Biomedical Advanced Research and Development Authority (BARDA).

Research and development expenses were $15.7 million for the fourth quarter of 2014, and $6.3 million for the same period in 2013. This increase is due to the effect of increased costs related to the ongoing phase 3 SUPPRESS trial for the prevention of CMV infection, the Phase 3 AdVise trial of brincidofovir for the treatment of adenovirus infection, and growth and headcount in the company’s clinical, regulatory, and development groups. General and administrative expenses increased to $5.7 million for the fourth quarter of 2014, compared to $2.6 million for the same period in 2013. The increase primarily relates to costs associated with the growth of the business and building the corporate infrastructure, including hiring additional key employees to prepare for the potential regulatory filing and launch of brincidofovir.

Loss from operations was $20.2 million for the fourth quarter of 2014, compared to a loss from operations of $8.0 million for the same period in 2013. The variance is due primarily to the increase in research and development and general and administrative expenses.

Interest expense was $20,000 in the fourth quarter of 2014, compared to $195,000 in the same period in 2013. The decrease is primarily based on a declining outstanding loan principal balance, as the company continued to pay down debt.

Chimerix’s balance sheet at December 31, 2014 included $285.8 million of capital available to fund operations, $4.3 million in debt and approximately 41.0 million outstanding shares of common stock.

Full Year 2014 Financial Results

Chimerix reported a net loss of $59.3 million, or $1.80 per basic and diluted share, for the year ended December 31, 2014. For the year ended December 31, 2013, the Company recorded net loss of $36.4 million, or $3.65 per basic and diluted share.

Revenues for 2014 decreased to $4.0 million, compared to $4.4 million in 2013 due to a decrease in the reimbursable expenses associated with Chimerix’s ongoing contract with BARDA.

Research and development expenses were $45.4 million for the year ended December 31, 2014, compared to $24.7 million for the year ended December 31, 2013. This increase is primarily due to the effect of increased costs related to the ongoing SUPPRESS and AdVise trials, and growth and headcount in the company’s clinical, regulatory, and development groups. General and administrative expenses increased to $17.5 million for the year ended December 31, 2014, compared to $8.3 million for the year ended December 31, 2013. The increase primarily relates to costs associated with the growth of the business and building the corporate infrastructure, including hiring additional key employees to prepare for the potential regulatory filing and launch of brincidofovir.

Loss from operations was $58.9 million for the year ended December 31, 2014, compared to a loss from operations of $28.6 million for the year ended December 31, 2013. The variance is due primarily to increased research and development and general and administrative expenses.

Interest expense was $445,000 for the year ended December 31, 2014, compared to $1.2 million for the year ended December 31, 2013. The decrease is primarily based on a declining outstanding loan principal balance, as the company continued to pay down debt.

Chimerix did not record a fair value adjustment to the warrant liability for the year ended December 31, 2014. At the time of the company’s IPO all of the warrants converted to common stock and therefore did not need to be revalued. For the year ended December 31, 2013, the company recorded a $6.6 million adjustment.

Today’s Conference Call and Webcast

Chimerix will host a conference call and live audio webcast to discuss its fourth quarter and full year 2014 accomplishments and financial results today at 8:30 a.m. ET. To access the live conference call, please dial 877-354-4056 (domestic) or 678-809-1043 (international) at least five minutes prior to the start time and refer to conference ID 88522094.

A live audio webcast of the call will also be available on the Investors section of Chimerix’s website, www.chimerix.com. An archived webcast will be available on the Chimerix website approximately two hours after the event.

About Chimerix

Chimerix is a biopharmaceutical company dedicated to discovering, developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix's proprietary lipid conjugate technology has produced brincidofovir (CMX001), a clinical-stage nucleotide analog, which has potent in vitro antiviral activity and a favorable safety profile in clinical studies conducted to date. Chimerix is currently enrolling SUPPRESS, a Phase 3 study of brincidofovir for the prevention of cytomegalovirus (CMV) in adult hematopoietic cell transplant (HCT) recipients. In addition, Chimerix is enrolling the Phase 3 AdVise trial of brincidofovir for treatment of adenovirus (AdV) infection. Chimerix is working with BARDA to develop brincidofovir as a potential medical countermeasure against smallpox. For further information, please visit Chimerix's website, www.chimerix.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix's filings with the Securities and Exchange Commission, including without limitation its most recent Quarterly Report on Form 10-Q, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CONTACT: Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

ir@chimerix.com

919-287-4125

CHIMERIX, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$128,462	$109,976
Short-term investments, available-for-sale	106,114	—
Accounts receivable	106	248
Prepaid expenses and other current assets	2,775	2,785
Total current assets	237,457	113,009
Long-term investments	52,973	—
Property and equipment, net of accumulated depreciation	1,310	338
Other long-term assets	138	40
Total assets	$291,878	$113,387
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,938	$2,214
Accrued liabilities	6,833	2,420
Loan payable, current portion	4,296	5,573
Total current liabilities	17,067	10,207
Other long-term liabilities	175	347
Loan payable, less current portion	—	4,294
Total liabilities	17,242	14,848
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized at December 31, 2014 and 2013; no shares issued and outstanding as of December 31, 2014 and 2013	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at December 31, 2014 and 2013; 41,031,770 and 26,664,972 shares issued and outstanding at December 31, 2014 and 2013, respectively	41	26
Additional paid-in capital	496,602	261,243
Accumulated other comprehensive gain	35	—
Accumulated deficit	(222,042)	(162,730)
Total stockholders’ equity	274,636	98,539
Total liabilities and stockholders’ equity	$291,878	$113,387

CHIMERIX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenues:
Contract revenue	$1,156	$879	$4,040	$4,370
Total revenues	1,156	879	4,040	4,370

Operating expenses:
Research and development	15,667	6,284	45,379	24,662
General and administrative	5,715	2,574	17,527	8,327
Total operating expenses	21,382	8,858	62,906	32,989

Loss from operations	(20,226)	(7,979)	(58,866)	(28,619)

Other expenses:
Interest expense, net	(20)	(195)	(445)	(1,232)
Fair value adjustments to preferred stock warrant
liability	—	—	—	(6,590)
Loss on disposition of assets	(1)	—	(1)	(4)
Net loss	(20,247)	(8,174)	(59,312)	(36,445)

Other comprehensive loss:
Unrealized (loss) gain on investments, net	(1)	(1)	35	2
Comprehensive loss	$(20,248)	$(8,175)	$(59,277)	$(36,443)

Net loss	(20,247)	(8,174)	(59,312)	(36,445)
Accretion of redeemable convertible preferred stock	—	—	—	(34,108)
Net loss attributable to common stockholders	$(20,247)	$(8,174)	$(59,312)	$(70,553)

Per share information:
Net loss, basic and diluted	$(0.52)	$(0.31)	$(1.80)	$(3.65)
Weighted-average shares outstanding, basic and
diluted	39,128,297	26,416,787	33,003,714	19,307,422